Exhibit 3.36.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

SPORTS ON DEMAND LLC

This Limited Liability Company Agreement (this “Agreement”) of Sports on Demand LLC is entered into by Rainbow Programming Holdings LLC, as the sole member (the “Sole Member”). The Sole Member and any additional members of the Company that may be admitted in accordance with Section 13 hereof are hereinafter referred to as the “Members”.

The Sole Member hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.), as amended from time to time (the “Act”), and hereby agrees as follows:

1. Name. The name of the limited liability company hereby is Sports On Demand LLC (the “Company”).

2. Purpose. The purpose for which the Company is organized is any lawful purpose permitted pursuant to the Act.

3. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centreville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19805.

4. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centreville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19805.

5. Members. The name and limited liability company interests held by the Members is set forth on Annex A.

6. Powers. The business and affairs of the Company shall be managed by the Members exclusively in their membership capacity. The Members shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purpose described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Delaware. The Sole Member is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

7. Restriction on Powers. Notwithstanding any other provision of this Agreement and any provision of law, the Company shall not, without the unanimous vote of the Members, (a) dissolve or liquidate, in whole or in part, except as provided in Section 8 of this Agreement, or institute proceedings to be adjudicated bankrupt or insolvent, (b) consent to the institution of bankruptcy or insolvency proceedings against it or to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (c) file a petition seeking reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (d) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a part of its property, (e) make a general assignment for the benefit of creditors, (f) admit in writing its inability to pay its debts generally as they become due, or (g) take any corporate action in furtherance of the actions set forth in clauses (a) through (f) of this Section 7.

8. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of the Members, (b) the entry of a decree of judicial dissolution under §18-802 of the Act, or (c) at any time there are no Members of the Company, unless the Company is continued in accordance with the Act.

9. Capital Contributions. Capital contributions shall be made by the Members at the times and in the amounts determined by the Members, and may be made in cash or other property as determined by the Members.

10. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated in proportion to the capital contributions of the Members.

11. Distributions. Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Members. Such distributions shall be allocated among the Members in the same proportion as their then capital account balances.

12. Restriction on Transfers. There shall be no restriction upon the ability of the Members to transfer an interest in the Company.

13. Admission of Additional Members. One or more additional Members of the Company may be admitted to the Company with the consent of the Members.

14. Liability of Members. The Members shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

15. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the 28th day of June, 2011.

RAINBOW PROGRAMMING HOLDINGS LLC

By	/s/ Joshua Sapan
Name: Joshua Sapan
Title: Authorized Signatory

[Signature Page to Sports on Demand LLC Agreement]

Annex A

Member	Percentage of Limited Liability Company Interests of the Company Held
Rainbow Programming Holdings LLC	100%